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Exhibit 1.6

ORGANIC LAW OF PETROLEOS MEXICANOS AND
SUBSIDIARY ENTITIES
(ENGLISH TRANSLATION)

CHAPTER I
General Provisions

Article 1

        The State shall carry out the activities exclusively entrusted to it in the strategic fields of petroleum, hydrocarbons and basic petrochemicals, through Petróleos Mexicanos and the decentralized subsidiary entities, in the terms set forth by this Law, and pursuant to the provisions of the Regulatory Law to Article 27 of the Political Constitution of the United Mexican States Concerning Petroleum Affairs and its regulations.

Article 2

        Petróleos Mexicanos, established by Decree dated June 7, 1938, is a decentralized entity with legal capacity and its own assets and liabilities (patrimonio), domiciled in Mexico City, Federal District. Pursuant to the provisions of this Law, its purpose is to exercise the central planning and strategic management of all of the activities comprising the state petroleum industry in accordance with the terms of the Regulatory Law to Article 27 of the Political Constitution of the United Mexican States Concerning Petroleum Affairs.

Article 3

        The following decentralized entities of a technical, industrial and commercial nature are hereby created, each with legal capacity and its own assets and liabilities (patrimonio), with the following objectives:

  I.
  Pemex-Exploración y Producción: exploration and exploitation of oil and natural gas; their transportation, storage in terminals and commercialization;

  II.
  Pemex-Refinación: refining industrial processes; manufacture of oil products and oil derivatives that may be used as basic industrial raw materials; storage, transportation, distribution and commercialization of the above mentioned products and derivatives;

  III.
  Pemex-Gas y Petroquímica Básica: processing of natural gas, natural gas liquids and artificial gas; storage, transportation, distribution and commercialization of these hydrocarbons, as well as of derivatives that may be used as basic industrial raw materials; and

  IV.
  Pemex-Petroquímica: petrochemical industrial processes which products are excluded from the basic petrochemical industry, as well as their storage, distribution and commercialization.

        The strategic activities entrusted by this Law to Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica may only be carried out by these entities.

        Petróleos Mexicanos and the referred entities will be authorized to carry out the activities directly or indirectly related to their objectives. As set forth by this Law, said entities will be considered as subsidiaries with respect to Petróleos Mexicanos.

Article 4

        Pursuant to their respective objectives, Petróleos Mexicanos and its decentralized entities may enter with individuals or entities into any kind of acts, agreements and contracts and subscribe negotiable instruments; exclusively preserving the ownership and control by the Mexican State over hydrocarbons, subject to the applicable legal provisions.

CHAPTER II
Organization and Operation

Article 5

        The assets and liabilities (patrimonio) of Petróleos Mexicanos and of each of the subsidiary entities will be comprised of the goods, rights and obligations acquired by, or assigned or adjudicated to them; of those acquired under any legal title; of the budgetary allocations and donations granted to them; of the revenues obtained as a result of their operations and of the revenues received under any other title.

        Petróleos Mexicanos and the subsidiary entities may be jointly and severally (solidariamente) or jointly (mancomunadamente) liable for the payment of national or international obligations acquired by them.

        Petróleos Mexicanos and the subsidiary entities shall manage their assets and liabilities (patrimonio) in accordance with the applicable legal provisions and the budgets and programs annually prepared by each of them and approved by the Governing Body of Petróleos Mexicanos. The accounting and financial consolidation of all entities shall be annually made by Petróleos Mexicanos.

Article 6

        Petróleos Mexicanos shall be directed and managed by a Board of Directors, which shall be the highest governing body of the petroleum industry, without affecting the autonomous business powers (autonomía de gestión) of the entities. The Director General shall be appointed by the Federal Executive.

Article 7

        The Board of Directors of Petróleos Mexicanos shall be comprised by eleven members, as follows:

        Six representatives of the State designated by the Federal Executive, among whom must be the Minister for the Environment and Natural Resources; and five representatives from the Petroleum Workers' Union of the Mexican Republic, who must be active members of such union and permanent workers of Petróleos Mexicanos.

        The head of the sector's coordinator to which Petróleos Mexicanos is assigned shall be the Chairman of the Board, and shall have a casting vote.

        For each designated member, an alternate member will be appointed. The alternate members representing the State shall be designated by their respective members, and the alternate members representing the Union, who must meet the same requirements as the Union members, shall be appointed by the Union.

Article 8

        Each of the subsidiary entities shall be directed and managed by a Board of Directors and a Director General appointed by the Federal Executive.

Article 9

        The Board of Directors of each of the subsidiary entities shall be comprised by eight members and their respective alternates. The members shall be: four representatives of the Federal Government, appointed by the Federal Executive; the three Director Generals of the other decentralized public subsidiary entities, and the Director General of Petróleos Mexicanos, who shall act as Chairman.

        The alternate members representing the Federal Government shall be appointed by their respective members, and those of the subsidiary entities shall be appointed by their corresponding Directors.

Article 10

        The Boards of Directors of Petróleos Mexicanos and of the subsidiary entities shall have the powers conferred to them by the applicable legal provisions and this Law, in accordance with their respective objectives. The powers required for the central planning and strategic management of all of the activities comprising the petroleum industry including, but not limited to: the approval, pursuant to the national energy policy, the planning and budgeting of the state petroleum industry as a whole and the evaluation of the attainment of the strategic objectives thereof, are reserved to the Governing Body of Petróleos Mexicanos. It is also reserved to such Governing Body, the establishment of the policies and guidelines necessary to achieve a healthy economic and financial balance among the entities, as well as to allow a proper handling and management of the goods that the Federal Government dedicates to the petroleum industry.

        The activities not exclusively reserved to the Mexican Nation may be carried out through subsidiary or affiliate corporations, which incorporation or establishment, as well as their liquidation, sale or merger shall be submitted by the Boards of Directors of the subsidiary entities to that of Petróleos Mexicanos. Likewise, the sale of industrial facilities shall be submitted to the approval of that Board.

Article 11

        The director generals shall have the following powers and obligations:

  I.
  Manage and legally represent the entities;

  II.
  Comply with the objectives of the entity in an efficient and articulated manner, consistent with Petróleos Mexicanos and the other entities, in accordance with the strategic planning of the state petroleum industry;

  III.
  Prepare the institutional programs for the short, medium and long terms, the budgets of the entities, establish the institutional policies and the general proceedings, submitting them for approval to the Board of Directors;

  IV.
  Submit, by appropriate means, the budgetary and financial information relating to the entity, for its inclusion to the Annual Account of Federal Public Expenditures. The director generals of the subsidiary entities shall do so through Petróleos Mexicanos;

  V.
  Submit to the approval of the corresponding Board of Directors, the projects concerning the organization, creation, liquidation, sale or merger of subsidiary or affiliate corporations; as well as the sale of industrial facilities;

  VI.
  Establish control systems and evaluation mechanisms, watch over the establishment and fulfillment of corrective measures and inform the results, on a quarterly basis, to the entity's governing body;

  VII.
  Assign responsibilities, delegate authority and propose to the corresponding Board of Directors, the appointment and removal of the officers occupying positions in the two inferior levels to their own;

  VIII.
  Exercise the powers regarding labor matters granted under the Federal Labor Law and the Collective Labor Agreement governing the labor relations of the state petroleum industry and opine over the matters of their competence in respect of collective hiring;

  IX.
  Insure the observance of the provisions relating to norms and industrial safety;

  X.
  Propose measures to insure the quality of products, as well as the corresponding technological development;

  XI.
  Insure the observance of the provisions relating to ecological equilibrium and the preservation of the environment that guarantee an adequate use of petroleum resources; and

  XII.
  The other powers and obligations determined by law and other applicable provisions.

Article 12

        In their capacity as legal representatives, the director generals shall have all the powers that correspond to attorneys-in-fact for lawsuits and collections, acts of administration and acts of domain, as well as those powers requiring special clause in accordance to law, pursuant to the first three paragraphs of Article 2554 of the Civil Code for the Federal District applicable to federal matters; to file complaints in the cases of crimes that may only be prosecuted following the complaint from the affected party and to grant pardon in criminal actions; to file and withdraw from judicial actions, including constitutional lawsuits (juicio de amparo), as well as to submit to arbitration and settle. The director generals may grant and revoke general or special powers of attorney, but when these are granted in favor of individuals not working for the entities, the prior approval of the corresponding Board of Directors shall be obtained.

        As legal representatives, the officers of Petróleos Mexicanos and the immediately inferior officers to the heads of the entities, will also have the powers of attorneys-in-fact in the terms mentioned above, exclusively with respect to matters related to the functions for which they are responsible and for those that are expressly designated or delegated by the corresponding Director General.

        In the event of transactions involving real property under public domain of the Federation, the corresponding decree of disincorporation shall be submitted to the Federal Executive.

Article 13

        The following powers are also reserved to the Director General of Petróleos Mexicanos:

  I.
  Prepare, with the participation of the subsidiary entities, the planning and strategic budgeting of the petroleum industry as a whole and submit it for the approval of its Board of Directors;

  II.
  Prepare the financial programs of the industry; define the basis for the systems of supervision, coordination, control and performance of the entities for their optimal joint operation; and manage the services common to them;

  III.
  Pursuant to the terms of Section A of Article 123 of the Constitution and the Federal Labor Law, agree with the Union on the Collective Labor Agreement and issue the Labor Regulations for Non-unionized Personnel, which shall govern the labor relations of Petróleos Mexicanos and the entities;

  IV.
  Resolve disputes arising among the entities in connection with their scope of activity; and take knowledge of important matters for the industry;

  V.
  The other powers that are conferred by law and other applicable legal provisions.

Article 14

        The legal transactions entered into by Petróleos Mexicanos or any of its Subsidiary Entities shall be governed by the applicable Federal Laws and the national disputes to which it is a party, regardless of their nature, shall be of the competence of the Federal courts, except where an arbitration agreement exists, being exempted from granting the guarantees required from the parties by law, even in the event of judicial disputes.

        Regarding legal transactions of an international nature, Petróleos Mexicanos or its Subsidiary Entities may agree to the application of foreign law, to the jurisdiction of foreign courts in commercial matters and enter into arbitration agreements, if it suits the better fulfillment of their objectives.

Article 15

        The overseeing body of each of the decentralized entities shall be comprised by a Public Examiner (Comisario Público Proprietario) and its Alternate, both appointed by the Ministry of the Comptroller General of the Federation, who shall perform their duties in accordance with the applicable legal provisions.

        Petróleos Mexicanos shall establish a control body for the state petroleum industry which shall coordinate the activities of the internal control bodies of the subsidiary entities, and that may perform direct audits of such entities, pursuant to the applicable legal provisions.

TRANSITORY PROVISIONS

First

        This law shall become effective on the day following its publication in the Official Gazette of the Federation.

Second

        The Organic Law of Petróleos Mexicanos dated January 23, 1971, published in the Official Gazette of the Federation on February 6, 1971, is hereby abrogated.

Third

        Until the Federal Executive issues the Regulations to this Law, the current Regulations will be applied with respect to those provisions that do not oppose this Law.

Fourth

        Until regulating provisions, in its case, provide a different domicile, the legal domicile of the entities created by this Law shall be the Federal District.

Fifth

        Upon the effectiveness of this law, the board of directors of Petróleos Mexicanos shall take the necessary actions to formalize the legal transactions which may be applicable, so that the rights and obligations that will govern the operational relations between Petróleos Mexicanos and the subsidiary entities created by this Law are determined, in respect of financial, credit, tax, budgetary, accounting, application of surpluses, and other pertinent matters, in accordance with the applicable laws.

Sixth

        The real property, personnel, budgeted resources, financial and physical, including office furniture, vehicles, instruments, apparatus, machinery, files, and in general, the equipment and facilities the administration and management of which are under Petróleos Mexicanos, shall be transferred to the subsidiary entities to create their assets and liabilities (patrimonio) and to fulfill their objective in accordance with this Law, provided the prior approval of the Board of Directors of Petróleos Mexicanos is obtained. Such transfer shall be made in accordance with the applicable legal provisions, in a term not to exceed one year from the date of effectiveness of this Law. The transfers of real property shall not imply a change in their use.

Seventh

        Upon assuming the performance of the objectives that this Law assigns to them, the decentralized entities created hereunder shall be subrogated in the rights and obligations of Petróleos Mexicanos that correspond to them; therefore, those entities shall be responsible for the legal claims, actions, exceptions, legal defenses and recourses of any nature, arising from the suits or legal proceedings in which Petróleos Mexicanos has a legal interest on the date of the transfer of the matters.

Eighth

        The provisions of this Law will not affect, in any manner whatsoever, the national and international debt obligations that Petróleos Mexicanos contracted before the effectiveness of this Law. Therefore, the subsidiary entities that this Law mentions will be jointly and severally (solidariamente) liable for such obligations.

Ninth

        The assignment of the workers to the entities will be done according to the terms provided by the Collective Labor Agreement currently in effect, with the intervention that the Petroleum Workers' Union of the Mexican Republic has been given by the Federal Labor Law and said Collective Labor Agreement, and with full respect of the workers' rights.

Tenth

        The awards from labor boards shall be enforced pursuant to the terms established by the Federal Conciliation and Arbitration Board, as well as the Special Boards of said court.

Eleventh

        Any mention made by current laws and regulations concerning Petróleos Mexicanos, will be understood as referring to Petróleos Mexicanos itself or to its subsidiary entities, as applicable, pursuant to the purpose of each of the terms of this Law.

        Mexico, D.F., July 13, 1992.—Representative Gustavo Carvajal Moreno, Chairman.—Senator Manuel Aguilera Gomez, Chairman.—Representative Julieta Mendivil Blanco, Secretary.—Senator Oscar Ramirez Mijares, Secretary.—Signatures.

        Pursuant to section I of Article 89 of the Political Constitution of the United Mexican States and for its appropriate publication and observance, I issue this Decree in the residence of the Federal Executive Power, in Mexico City, Federal District, on this fifteenth day of the month of July of one thousand nine hundred and ninety two.—Carlos Salinas de Gortari.—Signature.—The Minister of Internal Affairs, Fernando Gutierrez Barrios.—Signature.

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  Exhibit 1.6
ORGANIC LAW OF PETROLEOS MEXICANOS AND SUBSIDIARY ENTITIES (ENGLISH TRANSLATION)